UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

PERRIGO COMPANY

(Exact name of registrant as specified in its charter)

MICHIGAN	001-09689	38-2799573
(State of other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Eastern Avenue, Allegan, Michigan

(Address of principal executive offices)

Registrant’s telephone number, including area code: (269) 673-8451

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240,14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240,13e-4(c))

Item 8.01.	Other Events

Tender Offer and Consent Solicitation

On December 23, 2013, Perrigo Company (the “Issuer”), completed its previously announced tender offer and consent solicitation to purchase for cash any and all of the outstanding 2.950% Notes due 2023 (the “Notes). The Tender Offer and Consent Solicitation expired at 8:00 a.m., New York City time, on December 23, 2013 (the “Expiration Time”). The Issuer received valid tenders from the holders of $571,647,000 aggregate principal amount (the “Purchased Notes”), or approximately 95.27% of the outstanding amount, of the Notes by the Expiration Time, all of which was tendered before the early consent deadline, November 19, 2013 at 5:00 p.m., New York City time. On December 23, 2013, the Issuer accepted for payment all of the Notes validly tendered prior to the Expiration Time.

Redemption

On December 23, 2013, the Issuer announced that on December 27, 2013 (the “Redemption Date”) it would redeem all of the Notes that were outstanding on December 23, 2013 other than the Purchased Notes. As of December 23, 2013, $28,353,000 aggregate principal amount of Notes were outstanding (other than the Purchased Notes). On December 27, 2013, the Issuer completed the redemption of the Notes. The redemption was effected at a price of $1,003.44 per $1,000 principal amount of the Notes (which includes accrued but unpaid interest to, but not including, the Redemption Date) pursuant to the terms of the indenture governing the Notes.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRIGO COMPANY
(Registrant)

	By:	/s/ Joseph C. Papa
Dated: December 27, 2013		Joseph C. Papa
Chairman, President and Chief Executive Officer